UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2011

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in charter)

OREGON	1-34795	93-0786033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8005 S.W. BOECKMAN ROAD WILSONVILLE, OR	97070-7777
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 685-7000

NO CHANGE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 4, 2011, a putative class action lawsuit captioned Thomas Charles Longman IRA Rollover v. Walden C. Rhines, et al., was filed in the Circuit Court of the State of Oregon for the County of Multnomah. The complaint names as defendants the members of the Board of Directors of Mentor Graphics Corporation (the “Company”), as well as the Company. The plaintiff alleges that the Company’s directors (i) breached their fiduciary duties to the Company’s shareholders in connection with the adoption in June 2010 of an Incentive Stock Purchase Rights Plan (the “Rights Plan”) (due to expire in December 2011) and the issuance in April 2010 of convertible subordinated debentures due 2031 (the “Debenture Offering”) and (ii) engaged in self-dealing and obtained a personal benefit by implementing these arrangements. The complaint seeks injunctive relief, including redemption of the Rights Plan, enjoinment of the Debenture Offering (which has already closed) and direction to the Company to negotiate in good faith with Carl Icahn and his affiliated entities, or any other bona fide potential bidder, in connection with any offer to purchase the Company. The complaint also seeks the award of attorneys’ and other fees and costs, in addition to other relief.

The Company believes that the plaintiff’s allegations are completely without merit and will contest them vigorously.

Important Information

On March 31, 2011, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s upcoming 2011 annual meeting of shareholders. Shareholders are advised to read the Company’s definitive proxy statement, and any other relevant documents filed by the Company with the SEC, before making any voting or investment decision because they contain important information. The definitive proxy statement is, and any other relevant documents and other material filed with the SEC concerning the Company will be, when filed, available free of charge at http://www.sec.gov and http://www.mentor.com/company/investor_relations. In addition, copies of the proxy materials may be requested from the Company’s proxy solicitor, MacKenzie Partners, Inc., by telephone at 1-800-322-2885 or by email at proxy@mackenziepartners.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR GRAPHICS CORPORATION

Date: April 7, 2011	By:	/s/ Dean M. Freed
Dean M. Freed Vice President and General Counsel